EXHIBIT 99.1

CONTACT:

Felicia Vonella

Acorda Therapeutics

(914) 326-5146

fvonella@acorda.com

FOR IMMEDIATE RELEASE

Acorda Announces 2017 AMPYRA Net Sales and

Provides 2018 Financial Guidance at J.P. Morgan Healthcare Conference

•	AMPYRA 4Q 2017 Net Sales of $166 million; 2017 Net Sales of $542 million (unaudited)
•	2017 year-end cash and cash equivalents approximately $300 million (unaudited)
•	AMPYRA 2018 net sales guidance of $330-$350 million
•	Combined 2018 R&D and SG&A non-GAAP operating expense guidance of $270-$290 million
•	INBRIJA™ (levodopa inhalation powder) NDA resubmitted in December 2017; initial FDA response expected in February 2018

ARDSLEY, N.Y. – January 8, 2018 – Acorda Therapeutics, Inc. (NASDAQ: ACOR) reported AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg unaudited net sales for the fourth quarter of 2017 of $166 million. Unaudited 2017 full-year net sales were $542 million, an increase of approximately 10% from 2016. Final results are subject to completion of the Company’s year-end audit.

“In response to the challenges we faced in 2017, we streamlined Acorda to focus on our most important and valuable initiatives. Based on the Company’s proven track record of commercial success in the specialty neurology space, an NDA submitted for a major product and a continued commitment to fiscal responsibility, 2018 will be a transformative year for Acorda,” said Ron Cohen, M.D., Acorda's President and CEO.

“We are preparing for potential approval and launch of INBRIJA, our investigational inhaled levodopa treatment for symptoms of OFF periods in people with Parkinson’s disease taking carbidopa/levodopa. We look forward to working with the FDA during the NDA review process, and to bringing this new treatment option to the PD community to help address an important unmet need. Based on our continued market research we have increased our projection for INBRIJA’s US market opportunity to greater than $800 million.”

“We are well capitalized through the launch of INBRIJA, and are projecting a 2018 year-end cash balance of over $300 million. We are also continuing to prosecute the AMPYRA appeal vigorously in the appellate court. Depending on the outcome of that appeal, we expect to maintain exclusivity of AMPYRA at least through July 2018.”

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2018 Financial Guidance

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AMPYRA net revenue is expected to be $330-$350 million. The Company expects to maintain exclusivity of AMPYRA at least through July 30, 2018; this guidance is subject to change based on the appellate court’s decision.

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R&D expenses for the full year 2018 are expected to be $100-$110 million and include manufacturing expenses associated with INBRIJA. This guidance is a non-GAAP projection that excludes share-based compensation as more fully described below under “Non-GAAP Financial Measures.”

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SG&A expenses for the full year 2018 are expected to be $170-$180 million. This guidance is a non-GAAP projection that excludes share-based compensation as more fully described below under “Non-GAAP Financial Measures.”

•	Year-end cash balance for 2018 is projected to be over $300 million

Pipeline and Corporate Updates

•	INBRIJA (levodopa inhalation powder) Next Steps
-	The Company resubmitted the NDA for INBRIJA in December 2017. FDA is expected to inform the Company if the submission has been deemed complete and permits a full review in February 2018.
-	The Company expects to file a Marketing Authorization Application (MAA) with the European Medicines Agency (EMA) in Q1 2018.

•	AMPYRA (dalfampridine) Patent Appeal
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In November, 2017, the Company and the defendants filed reply briefs for the appeal to the U.S. Court of Appeals for the Federal Circuit of the District Court’s decision in the AMPYRA patent litigation. The date for oral argument is expected in the first half of 2018.

-	Both BIO and PhRMA filed amicus briefs in support of the Company’s appeal, raising important issues in conjunction with biopharmaceutical innovation.

•	Royalty Monetization Transactions/ZANAFLEX® (tizanidine hydrochloride) Franchise Sale
-	In November, 2017, the Company announced royalty monetization transactions for $53 million for FAMPYRA® and SELINCRO®.
-	The Company also announced the sale of ZANAFLEX and ZANAFLEX® CAPSULES for $4 million.

•	SYN120 Phase 2 Data in Parkinson’s disease
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Data from the Phase 2 proof-of-concept study for SYN120 showed that several of the outcome measures trended in favor of drug versus placebo; neither the primary nor key secondary endpoints achieved statistical significance.

-	The Company continues to review the data, which will be presented at an upcoming medical meeting.

•	Tozadenant Program Discontinued

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In November, 2017, the Company discontinued its clinical development program for tozadenant, an investigational treatment for Parkinson’s disease. The Company made this decision based on the emergence of serious adverse events in its Phase 3 program.

Webcast Details

Dr. Cohen will provide a corporate overview at the 36th Annual J.P. Morgan Healthcare Conference on Wednesday, January 10 at 9:30 a.m. Pacific/12:30 p.m. Eastern. The presentation is available via webcast at www.acorda.com.

Non-GAAP Financial Measures

This press release includes certain forward-looking financial measures that were not prepared in accordance with accounting principles generally accepted in the United States (GAAP). In particular, Acorda has provided 2018 expense guidance for R&D and SG&A on a non-GAAP basis. Due to the forward looking nature of this information, the amount of compensation charges and benefits needed to reconcile these measures to the most directly comparable GAAP financial measures is dependent on future changes in the market price of our common stock and is not available at this time.  Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, the Company believes the presentation of these non-GAAP financial measures, when viewed in conjunction with our GAAP results, provide investors with a more meaningful understanding of our ongoing and projected operating performance. The Company believes these non-GAAP financial measures help indicate underlying trends in the company's business and are important in understanding projected operating performance. Also, management uses these non-GAAP financial measures to establish budgets and operational goals, and to manage the Company's business and to evaluate its performance.

About Acorda Therapeutics

Founded in 1995, Acorda Therapeutics is a biopharmaceutical company focused on developing therapies that restore function and improve the lives of people with neurological disorders. Acorda has a pipeline of novel neurological therapies addressing a range of disorders, including Parkinson’s disease and multiple sclerosis. Acorda markets two FDA-approved therapies, including AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statement

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: the ability to realize the benefits anticipated from acquisitions, among other reasons because acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; we may need to raise additional funds to finance our operations and may not be able to do so on acceptable terms; our ability to successfully market and sell Ampyra (dalfampridine) Extended Release Tablets, 10 mg in the U.S., which will likely be materially adversely affected by the March 2017 court decision in our litigation against filers of Abbreviated New Drug Applications to market generic versions of Ampyra in

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the U.S.; the risk of unfavorable results from future studies of Inbrija (CVT-301, levodopa inhalation powder) or from our other research and development programs, or any other acquired or in-licensed programs; we may not be able to complete development of, obtain regulatory approval for, or successfully market Inbrija or any other products under development; third party payers (including governmental agencies) may not reimburse for the use of Ampyra, Inbrija or our other products at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class action litigation; competition; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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